SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): May 10, 2011

VANITY EVENTS HOLDING, INC.

 (Exact name of Company as specified in charter)

Delaware	000- 52524	43-2114545
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

110 Front Street
Brookings, South Dakota 57006
(Address of principal executive offices) (zip code)

 (605) 692-8226
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01                      Entry into a Material Definitive Agreement.
Item  2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item  3.02                      Unregistered Sales of Equity Securities.

On May 10, 2011, Vanity Events Holding, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Greystone Capital Partners LLC, an accredited investor (the “Investor”), providing for the sale by the Company to the Investor of a 10% convertible debenture in the principal amount of up to $50,000 (the “Debenture”). The Debenture matures on the first anniversary of the date of issuance (the “Maturity Date”) and bears interest at the annual rate of 10%.  The Company is not required to make any payments until the Maturity Date. The Investor may convert, at any time, the outstanding principal and accrued interest on the Debenture into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at a conversion price per share equal to a ninety percent (90%) discount of the average of the closing bid price of the Common Stock during the five (5) trading days immediately preceding the conversion date.

In connection with the Agreement, the Investor received a warrant to purchase 16,666,667 shares of the Company’s Common Stock (the “Warrant”). The Warrant is exercisable for a period of three years from the date of issuance at an initial exercise price of $0.003, the closing price of the Company’s Common Stock as quoted on the Over-the-Counter Bulletin Board on May 9, 2011. The Investor may exercise the Warrant on a cashless basis if the shares of Common Stock underlying the Warrant is not then registered pursuant to an effective registration statement after one year from the date of issuance. In the event the Investor exercises the Warrant on a cashless basis, then we will not receive any proceeds.

The conversion price of the Debenture and the exercise price of the Warrant are subject to full ratchet and anti-dilution adjustment for subsequent lower price issuances by the Company, as well as customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

The Investor has contractually agreed to restrict its ability to exercise the Warrant and convert the Debenture such that the number of shares of the Company common stock held by each of the Investor and its affiliates after such conversion or exercise does not exceed 4.99% of the Company’s then issued and outstanding shares of Common Stock.

As an inducement for the Investor to enter into the Purchase Agreement, the Company, Shawn Knapp, a director of the company (“Mr. Knapp”), IIG Management LLC and the Investor entered into an amended and restated Pledge Agreement pursuant to which the Debenture is secured by 270,262 of Mr. Knapp’s shares of series A convertible preferred stock of the Company.

The securities were offered and sold to the Investor in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated under Regulation D thereunder. The Investor is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

The foregoing information is a summary of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreements, a copy of which are attached as an exhibit to this Current Report on Form 8-K.  Readers should review such agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01                       Financial Statements and Exhibits.

(d)           Exhibits.
4.1	Convertible Debenture dated May 10, 2011
4.2	Warrant to purchase 16,666,667 shares of common stock of the Company, dated May 10, 2011
10.1	Securities Purchase Agreement, dated as of April 6, 2011, by and between Vanity Events Holding, Inc. and Greystone Capital Partners LLC
10.2	Amended and Restated Stock Pledge Agreement, dated May 10, 2011 by and between Shawn Knapp, IIG Management LLC, Greystone Capital Partners LLC and Vanity Events Holding, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANITY EVENTS HOLDING, INC.

Dated: May 13, 2011	By:	/s/ Lloyd Lapidus
Name: Lloyd Lapidus
Title: Interim Chief Executive Officer